Exhibit 2.1

ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (this “Agreement”), dated as of July 13, 2022, is entered into by and among Stran & Company, Inc., a Nevada corporation (“STRAN”), or a designated affiliate of STRAN (either being referred to as “Buyer”), Trend Promotional Marketing Corporation (d/b/a Trend Brand Solutions), a Texas S-corporation (“Seller”), and Michael Krauser (the “Stockholder”).

RECITALS

A. The Seller is engaged in the business of owning and operating a branding, marketing and promotional products and services business (the “Business”); and

B. Subject to and upon the terms and conditions set forth herein, Seller wishes to sell, assign, transfer, convey and deliver to Buyer, and Buyer desires to purchase, acquire and accept from Seller, free and clear of all liens and liabilities of any kind (other than Assumed Liabilities, as hereinafter defined), all of Seller’s right, title, and interest in and to substantially all of the assets and properties owned by Seller and used in connection with the Business.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises herein contained, the receipt and sufficiency of which the parties acknowledge, the parties hereto, intending to be legally bound, hereby agree as follows:

article 1

SALE OF ASSETS AND ASSUMPTION OF LIABLILITIES

1.1 Sale of Assets.

(a) Purchased Assets.

(i) At the Closing (as defined below), Seller shall sell, assign, transfer, convey and deliver to Buyer and Buyer shall accept and purchase all of Seller’s right, title and interest in and to all of the assets, properties, rights, interests, claims and goodwill of Seller, tangible and intangible, of every kind and description, as the same shall exist as of the Closing Date, including, without limitation, the assets, properties and rights of the Seller reflected in the Schedule of Purchased Assets attached hereto and labeled Schedule 1.1(a), together with all assets, properties and rights acquired by Seller of a similar nature since the date of such Schedule, less such assets, properties and rights as may have been disposed of since said date in the ordinary course of business; but specifically excluding the Excluded Assets (the “Purchased Assets”).

(ii) The Purchased Assets include, without limitation, all right, title, and interest in and to all of the assets of the Seller, including all of its (a) tangible personal property (such as tangible capital machinery and equipment, computer and communications equipment, inventories, raw materials, work in progress, supplies, furniture, tools, and other mobile equipment), (b) intellectual property (including any franchise, strategic alliance or joint venture), goodwill associated therewith, licenses and sublicenses granted and obtained with respect thereto, and rights thereunder, remedies against infringements thereof, and rights to protection of interests therein under the laws of all jurisdictions, (c) leases, (including equipment leases), subleases, and rights thereunder with respect to both real and personal property, (d) accounts, notes, trade and other receivables, (e) purchase orders, agreements, contracts, instruments, purchase commitments for raw materials, goods and other services and rights thereunder to the extent such items can be transferred, assigned, conveyed and/or delivered, (f) securities (other than the Buyer Shares (as defined below)), (g) claims, deposits, rebates, discounts earned, prepayments, refunds, causes of action, choses in action, rights of recovery, rights of set off, and rights of recoupment, (h) franchises, approvals, permits, licenses, orders, registrations, certificates, variances, and similar rights obtained from governments and governmental agencies to the extent such items can be transferred, assigned, conveyed and/or delivered, (i) books, records, financial statements, ledgers, accounting systems, files, documents, collateral information, databases, plans, specifications, technical information, websites, electronic data and files, correspondence, pricing schedules, catalogs, advertising and promotional materials, studies, reports, customer and contractor lists, marketing and recruiting processes, employment and training manuals, and other printed or written material relating to the Purchased Assets and all proprietary rights pertaining to such materials, (j) all phone numbers and domain names related to the Purchased Assets, and (k) all other tangible and intangible assets of the Business; provided, however, that the Purchased Assets shall not include the Excluded Assets.

(b) Excluded Assets. The foregoing notwithstanding, Buyer shall not purchase, and Seller shall not be deemed to sell, (a) any cash held by the Seller; (b) the consideration paid and to be paid to Seller pursuant to this Agreement; (c) all rights of Seller under this Agreement and the other agreements, instruments and documents deliverable pursuant hereto (the “Transaction Documents”); (d) amounts due from the Stockholder; and (e) those other assets which are listed in the Schedule of Excluded Assets attached hereto and labeled Schedule 1.1(b).

1.2 Assumption of Liabilities.

(a) Assumed Liabilities. As of the Closing Date (as defined below), Buyer shall undertake, assume, and agree to perform, and otherwise pay, satisfy and discharge as of the Closing (a) all accrued liabilities (other than taxes), customer deposits, accounts payable and credit card balances of Seller in each case, as set forth on Schedule 1.2(a), and (b), those obligations, duties and liabilities of Seller with respect to the Assumed Contracts (as defined below), licenses and other arrangements included in, the Purchased Assets, in each case only to the extent arising from and after the Closing Date and not arising from or relating to any breach, default or failure by the Seller to perform any covenants or obligations required to be performed by the Seller of such Assumed Contracts, licenses and other arrangements included in the Purchased Assets prior to the Closing Date (the “Assumed Liabilities”); provided, however, that the Assumed Liabilities shall include no other liability of Seller of any kind or nature whatsoever and shall not include any Excluded Labilities (as defined below). “Assumed Contracts” means all of the Contracts (including, without limitation, non-competition agreements by and between any Seller and any employee, consultant or other person and any other engagement letters, contract extensions, rebids, existing proposals, bids, opportunities pursued, purchase orders and any sales contracts in the pipeline) used in conducting or relating to the Business.

(b) Excluded Liabilities. Other than the Assumed Liabilities, all liabilities, liens and other obligations of Seller or any affiliates of Seller relating to the Business or the Purchased Assets arising prior to the Closing Date (collectively, the “Excluded Liabilities”), shall remain the sole responsibility of and shall be retained, fully paid, fully performed and fully discharged solely by the Seller. Excluded Liabilities shall include, without limitation: any debts, liabilities or obligations not specifically listed in Schedule 1.2(a) hereof, including (i) any liability of the Seller for income, transfer, sales, use, and all other taxes arising in connection with the consummation of the transactions contemplated hereby (including any income taxes arising because the Seller is transferring the Purchased Assets), whether imposed on Seller as a matter of law, under this Agreement or otherwise, (ii) any liability of the Seller for taxes, including taxes of any person other than the Seller, (iii) any liability of Seller with respect to any indebtedness for borrowed money or credit card payables, (iv) any liability of Seller arising out of any threatened or pending litigation or other claim, (v) any liability, whether arising by operation of law, contract, past custom or otherwise, for unemployment compensation benefits, pension benefits, salaries, wages, bonuses, incentive compensation, sick leave, severance or termination pay, vacation and other forms of compensation or any other form of employee benefit plan (including the health benefits payable reflected on the Seller’s balance sheet), agreement (including employment agreements), arrangement or commitment payable to or for the benefit of any current or former officers, directors and other employees and independent contractors of Seller, (vii) any liabilities of Seller to the Stockholder or any affiliates or current or former stockholders, or other equity owners of Seller, (vii) any liability for costs and expenses of the Seller in connection with this Agreement or any transactions contemplated hereby, (viii) any negative cash or book balances or any intercompany debt by and between, or by and among, Seller and any affiliate of Seller and (ix) any environmental liability arising out of or relating to the operation of the Business or Seller’s leasing, ownership or operation of real property. All Excluded Liabilities shall be the responsibility of Seller, and Seller and the Stockholder agree to indemnify and hold the Buyer harmless against any Excluded Liabilities, debts, obligations, claims or damages therefrom, costs and expenses.

1.3 Closing. The consummation of the transactions contemplated by this Agreement (collectively, the “Closing”) will take place through the exchange of signature pages through electronic mail or otherwise on the second business day following the satisfaction or waiver of all conditions to the obligations of the Parties to consummate the transactions contemplated hereby (other than conditions with respect to actions the respective Parties will take at the Closing itself), or such other date and time as the Parties may mutually determine in writing. The date and time of the Closing are referred to as the “Closing Date”. The parties will use their best efforts to conclude a Closing on or before August 31, 2022, which date may be changed subject to all parties’ written approval.

1.4 Purchase Price.

(a) In consideration for the sale, assignment and delivery of the Purchased Assets, the Buyer shall pay the aggregate purchase price for the Purchased Assets (the “Purchase Price”), as the same may be adjusted pursuant to this Agreement, payable in accordance with Sections 1.4(b), 1.5 and 1.6, below.

(b) The Purchase Price for the Purchased Assets shall contain the following components and be payable as follows:

(i) Cash Payment at Closing. At the Closing, the Buyer shall pay to the Seller One Hundred Seventy-Five Thousand Dollars ($175,000) in immediately available funds (the “Cash Portion”), subject to adjustment as provided in Section 1.5(b) below;

(ii) Equity Payment. At the Closing, the Buyer shall issue to the Seller a number of shares of STRAN common stock that is equal to the quotient of One Hundred Thousand Dollars ($100,000) divided by the daily volume-weighted average price of STRAN common stock on the Nasdaq Capital Market for the five (5) trading days prior to the Closing Date, as reported on Bloomberg (the “Buyer Shares”). The Buyer Shares will be subject to a lock up agreement pursuant to which the Stockholder will agree not to transfer the stock for a two-year period except for mutually agreed upon leak out that will allow the Stockholder at most to sell the Buyer Shares at a rate of 1/8 of the total shares delivered per quarter subject to applicable blackout periods during any time that the Stockholder is an employee or any other limitations pursuant to any applicable laws. The Buyer Shares will be issued according to applicable regulatory and compliance requirements. The Buyer Shares shall be restricted securities (as defined in Rule 144) and carry no registration rights that require or permit the filing of any registration statement in connection with their issuance;

(iii) Payment for Inventory and Fixed Assets. The Buyer shall pay to the Seller an amount equal to (i) the amount paid by the Seller (cost) for all of Seller’s Inventory (as defined below) that is on hand as of the Closing Date and (ii) the depreciated value of Seller’s Fixed Assets (as defined below). In the event that any Inventory that remains in stock and is included in the Purchased Assets is not purchased and that a client is not contractually obligated to purchase such Inventory during the first twenty-four (24) months following the Closing, then such amount shall be deducted from the next applicable Installment Payment described in clause (iv) below (and if the amount of the next Installment Payment is not sufficient, then from future Installment Payments as needed). In the event that the Inventory is eventually purchased after such twenty-four (24) month period, the amount Buyer receives for such Inventory shall be credited and paid as part of the next applicable Installment Payment;

(iv) Installment Payments. Following the Closing, the Buyer shall make four (4) installment payments (each, an “Installment Payment”) as follows:

(A) Thirty-Seven Thousand Five Hundred Dollars ($37,500) on the first anniversary of the Closing Date, to be paid within forty-five (45) days of such date;

(B) Thirty-Seven Thousand Five Hundred Dollars ($37,500) on the second anniversary of the Closing Date, to be paid within forty-five (45) days of such date;

(C) Twenty-Five Thousand Dollars ($25,000) on the third anniversary of the Closing Date, to be paid within forty-five (45) days of such date;

(D) Twenty-Five Thousand Dollars ($25,000) on the fourth anniversary of the Closing Date, to be paid within forty-five (45) days of such date;

(v) Earn Out Payments. Following the Closing, the Buyer shall make annual Earn Out Payments (as defined below) as set forth in Section 1.6.

1.5 Purchase Price Adjustments.

(a) Adjustment for Outstanding Indebtedness. The Cash Portion shall be decreased by the amount of any outstanding indebtedness of the Seller or the Business for borrowed money existing as of the Closing Date (other than any indebtedness constituting an Assumed Liability) and the deducted amount shall be utilized to pay off such outstanding indebtedness.

(b) Working Capital Adjustment.

(i) The Purchase Price shall be adjusted to reflect a normal level of cash and Working Capital (as defined below) as outlined in this Section 1.5(b). “Working Capital” is defined as the sum of (x) accounts receivable, plus advances to vendors and prepaid expenses and unbilled receivables to the extent recognized under U.S. Generally Accepted Accounting Principles (“GAAP”), less the sum of (y) accounts payable plus customer deposits plus accrued expenses plus any other current liabilities. The target working capital (“Target Working Capital”) shall equal Zero Dollars ($0). The “Net Working Capital Adjustment” is the difference between the Closing Date Working Capital (as defined below) less the Target Working Capital. The calculation of Working Capital will not include notes payable and bank loans.

(ii) Not later than five (5) business days prior to the Closing Date, the Seller shall prepare and deliver to Buyer a good faith calculation and estimate (the “Preliminary Closing Statement”) of (i) the Net Working Capital Adjustment, (ii) the cash of the Business at Closing (“Closing Cash”), (iii) and the amount of Closing Cash that is in excess of Zero Dollars ($0) (the “Excess Closing Cash”) and (iv) the Seller’s calculation of the Purchase Price. The Preliminary Closing Statement, and each element of the Preliminary Closing Statement, shall be prepared in accordance with the Company’s standard accounting practices and be accompanied by reasonable supporting detail. The Purchase Price and the Excess Closing Cash set forth on the Preliminary Closing Statement finally delivered pursuant to this Section 1.5(b) are referred to herein as the “Estimated Purchase Price” and the “Estimated Excess Closing Cash,” respectively.

(iii) To the extent that the Net Working Capital Adjustment set forth on the Preliminary Closing Statement delivered pursuant to this Section 1.5(b) is a positive number, the Cash Portion shall be increased on a dollar-for-dollar basis. To the extent that the Net Working Capital Adjustment set forth on the Preliminary Closing Statement delivered pursuant to this Section 1.5(b) is a negative number, the Cash Portion shall be decreased on a dollar-for-dollar basis (such Cash Portion as adjusted and set forth on the Preliminary Closing Statement delivered pursuant to this Section 1.5(b) is referred to herein as the “Estimated Cash Purchase Price.”)

(iv) At the Closing, Excess Closing Cash shall be retained by the Seller and Buyer shall pay, or shall cause to be paid, the Estimated Cash Purchase Price to Seller in cash by wire transfer of immediately available funds to one or more accounts as designated by Seller by written notice to Buyer not less than two (2) Business Days prior to the Closing Date.

(c) Determination of Final Purchase Price.

(i) Within seventy-five (75) days after the Closing Date, Buyer shall deliver to Seller a proposed good faith calculation (the “Closing Statement”) of: (A) the Net Working Capital Adjustment (the “Closing Date Net Working Capital Adjustment”), (B) the Closing Cash (the “Closing Date Cash”), (C) Excess Closing Cash (the “Excess Closing Cash Calculation”), and (D) Buyer’s calculation of the Purchase Price (the “Purchase Price Calculation”). The Closing Statement, and each element thereof, shall be calculated in accordance with the Company’s standard accounting practices and be accompanied by reasonable supporting detail.

(ii) During the thirty (30) days immediately following Seller’s receipt of the Closing Statement (the “Review Period”), Seller shall have reasonable access, during normal business hours upon reasonable notice, and in a manner so as to not interfere with the normal business operations of Seller or Buyer or any of their Affiliates, to the working papers used in connection with Buyer’s preparation of the Closing Statement. Seller may, on or prior to the last day of the Review Period, give written notice of any disagreement with Buyer’s proposed Purchase Price Calculation or the Excess Closing Cash Calculation (a “Notice of Disagreement”) to Buyer. Any Notice of Disagreement shall specify in reasonable detail the nature and amount of each disagreement so asserted as well as the reasonable basis thereof along with relevant supporting documentation and calculations (the “Disputed Items”). Unless Seller provides a Notice of Disagreement on or prior to the last day of the Review Period, (A) the Closing Date Net Working Capital Adjustment shall be deemed to set forth the final Net Working Capital Adjustment, (B) the Closing Date Cash shall be deemed to set forth the final Closing Date Cash, (C) the Excess Closing Cash Calculation shall be deemed to set forth the final Excess Closing Cash and (D) the Purchase Price Calculation shall be deemed to set forth the final Purchase Price. If a timely Notice of Disagreement is received by Buyer, then the Closing Statement (as revised as contemplated in clause (x) or (y) below) shall become final and binding upon the parties on the earlier of (x) the date Buyer and Seller resolve in writing any differences they have with respect to any matter specified in the Notice of Disagreement or (y) the date any matters specified in the Notice of Disagreement and remaining in dispute are finally resolved in writing by the Independent Auditor (as defined below); provided, that, for purposes of clarity, any items that are not so disputed on the Notice of Disagreement shall become final and binding upon the parties on the last day of the Review Period. During the thirty (30) days immediately following the delivery of a Notice of Disagreement, Buyer and Seller shall seek in good faith to resolve in writing any differences which they may have with respect to any Disputed Item. If, at the end of such thirty (30) day period, any Disputed Item specified in the Notice of Disagreement has not been resolved by Seller and Buyer, Seller and Buyer shall submit such Disputed Items to a mutually agreeable independent accounting firm (the “Independent Auditor”) for review and resolution of any such Disputed Items which remain in dispute (including such party’s proposed resolution thereof) and which were included in the Notice of Disagreement. If the Buyer and the Seller are unable to agree on the choice of an Independent Auditor, they shall select a nationally recognized accounting firm by lot (after excluding their respective regular outside accounting firms). The terms of appointment and engagement of the Independent Auditor shall be as agreed upon between Seller and Buyer (it being understood that the Independent Auditor shall consider only those Disputed Items as to which there is disagreement as set forth in the Notice of Disagreement and that the Independent Auditor shall be functioning as an expert and not as an arbitrator). The Independent Auditor shall be required to render a determination of the applicable dispute within thirty (30) days after referral of the Disputed Items to the Independent Auditor, which determination must be in writing and must set forth, in reasonable detail, the basis therefor. In making its determination regarding such applicable dispute, the Independent Auditor shall select, with respect to each item in dispute, an amount between Buyer’s position as set forth in the Closing Statement and Seller’s position as set forth in the Notice of Disagreement or equal to either such amount. In connection with the resolution of any dispute, the parties shall provide the Independent Auditor with access to all documents and work papers necessary to make its determination.

(iii) The fees and disbursements of the Independent Auditor shall be borne by (A) Buyer in the proportion that the aggregate dollar value of the Disputed Items submitted to the Independent Auditor that are unsuccessfully disputed by Buyer bears to the aggregate value of all such items so disputed and (B) by Seller in the proportion that the aggregate dollar value of the Disputed Items submitted to the Independent Auditor that are unsuccessfully disputed by Seller bears to the aggregate value of all such items so submitted. The determination as to each Disputed Item as determined by agreement of Buyer and Seller or by the Independent Auditor shall be final and binding on the parties hereto. The Purchase Price and Excess Closing Cash as finally determined pursuant to clauses (i) and (ii) this Section 1.5(c) shall be referred to herein as the “Final Purchase Price” and the “Final Excess Closing Cash,” respectively.

(d) Adjustments to Estimated Purchase Price and Estimated Excess Closing Cash.

(i) To the extent that (A) the Final Purchase Price (as defined below) is greater than the Estimated Purchase Price (the amount of such excess, the “Purchase Price Overage”), and/or (B) the Final Excess Closing Cash is greater than the Estimated Excess Closing Cash (the amount of such excess, the “Excess Closing Cash Overage”), Buyer shall pay Seller an amount equal to the Purchase Price Overage and/or the Excess Closing Cash Overage, as applicable, within thirty (30) days of the final determination of such amounts.

(ii) To the extent that (A) the Final Purchase Price is less than the Estimated Purchase Price (such amount, the “Purchase Price Shortfall”), and/or (B) the Final Excess Closing Cash is less than Estimated Excess Closing Cash (such amount, the “Excess Closing Cash Shortfall”), Seller shall pay, within thirty (30) days, to Buyer, in cash by wire transfer of immediately available funds to one or more accounts designated in writing by Buyer, an amount equal to the Purchase Price Shortfall and/or the Excess Closing Cash Overage, as applicable.

1.6 Earn Out.

(a) Seller shall be entitled to receive four (4) annual earnout payments (each, an “Earn Out Payment”), each in an amount equal to forty percent (40%) of annual Gross Profit (as defined below) of the Business in excess of Eight Hundred Thousand Dollars ($800,000) determined as of each anniversary of the Closing Date and based on the immediately trailing twelve (12) month period (each, an “Earn Out Period”). Each Earn Out Payment shall be paid in accordance with Section 1.6(b).

(b) Within sixty (60) days following the end of each Earn Out Period, Buyer shall prepare and deliver to Seller a statement of the Gross Profit of the Business for such Earn Out Period (the “Earn Out Statement”). Seller shall have thirty (30) days after receipt of the Earn Out Statement (the “Earn Out Review Period”) to review the calculation of Gross Profit for such Earn Out Period. During the Earn Out Review Period, Seller shall have the right to inspect Buyer’s books and records during normal business hours at Buyer’s offices, upon reasonable prior notice and solely for purposes reasonably related to the determinations of Gross Profit and the resulting Earn Out Payment. Prior to the expiration of the Earn Out Review Period, Seller may object to the Gross Profit calculation set forth on the Earn Out Statement by delivering a written notice of objection (an “Objection Notice”) to Buyer, which shall specify the disputed items and shall describe in reasonable detail the basis for such objection, as well as the amount in dispute. If Seller fails to deliver an Objection Notice to Buyer prior to the expiration of the Earn Out Review Period, then the Gross Profit calculation set forth in the Earn Out Statement shall be final and binding on the parties hereto. If Seller timely delivers an Objection Notice, the parties shall negotiate in good faith to resolve the disputed items and agree upon the resulting amount of the Gross Profit and the Earn Out Payment for the applicable Earn Out Period. If the parties are unable to reach agreement within thirty (30) days, then the Parties shall forthwith refer the dispute to a nationally recognized accounting firm mutually agreeable to the Seller and the Buyer for resolution, with the understanding that such firm shall resolve all disputed items within twenty (20) days after such disputed items are referred to it. If the Buyer and the Seller are unable to agree on the choice of an accounting firm, they shall select a nationally recognized accounting firm by lot (after excluding their respective regular outside accounting firms). Each of the Seller, on the one hand, and the Buyer, on the other hand, shall bear one-half of the costs of such accounting firm. The decision of the accounting firm shall be deemed final and conclusive and shall be binding upon the Seller and the Buyer.

(c) To the extent Seller is entitled to all or a portion of an Earn Out Payment in accordance with this Section 1.6, the applicable Earn Out Payment(s) shall be paid on the date that is ten (10) days from the date on which it is determined Seller is entitled to such Earn Out Payment.

(d) For purposes of this Agreement, “Gross Profit” shall mean the amount of revenues received from Qualifying Customers, less expenses charged by any 3rd party (except Buyer and its affiliates) directly related to that job or account. Such expenses shall include but not be limited to cost of goods sold, decoration, setup fees, 3rd party warehousing and fulfillment charges, inbound and outbound shipping, duties/taxes, credit card fees and customer specific trade show and event costs. In addition, any in-house warehousing and fulfillment expenses will be included in the calculation of Gross Profit. “Qualifying Customers” for purposes of this Section 1.6 shall mean (i) those existing customers set forth on Schedule 2.1(t) and (ii) such additional customers as shall be mutually agreed upon by Buyer and Stockholder.

1.7 Treatment of Payments Under Section 1.5 and Section 1.6. For the avoidance of doubt, all payments and adjustments made under Section 1.5 and Section 1.6 shall constitute an adjustment to Purchase Price.

1.8 Allocation of Purchase Price. The Purchase Price for the Purchased Assets shall be allocated as forth in Schedule 1.8. The Parties shall provide such information as any of them shall reasonably request. The Parties shall (i) prepare each report relating to the federal, state and local and other tax consequences of the purchase and sale contemplated hereby (including the filing of Internal Revenue Service Form 8594) in a manner consistent herewith and (ii) not take any position in any tax filing, return, proceeding, audit or otherwise which is inconsistent with the position of the other parties unless permitted to do so by law.

1.9 Further Cooperation. From time to time after the Closing, the parties, at each other’s reasonable request and without further consideration, agree to execute and deliver or to cause to be executed and delivered such other instruments of transfer as a party may reasonably request that are necessary to transfer to Buyer more effectively the right, title and interest in or to the Purchased Assets and to take or cause to be taken such further or other action as may reasonably be necessary or appropriate in order to effectuate the transactions contemplated by this Agreement.

1.10 SBA Loan. Within twenty (20) days following the execution of this Agreement, the Buyer shall make a short-term loan (the “Buyer Loan”) in the amount of $161,000 for the repayment of the Seller’s outstanding SBA Loan No. 2269347810 in the amount of $161,000 (the “SBA Loan”). The Seller shall provide the Buyer with a payoff letter from the SBA with respect to the SBA Loan, and the Buyer shall make such repayment directly to the SBA in accordance with the terms thereof. In exchange for the Buyer’s making of the Buyer Loan on behalf of the Seller, the Seller and the Stockholder shall execute and deliver to the Buyer a secured promissory note in the principal amount of $161,000 (the “Buyer Note”), which Buyer Note shall be secured by all the assets of the Seller and shall be due and payable on the Closing Date by deduction from the Purchase Price or, if the transactions contemplated under this Agreement do not close in accordance with the terms of this Agreement, then all amounts due under the Buyer Note shall be payable in six (6) equally monthly installments beginning October 1, 2022, and continuing on the first (1st) day of each month thereafter until fully paid. The Seller will request a release of lien from the SBA in connection with the repayment of the SBA Loan and shall provide such release of lien to the Buyer as a condition of Closing.

article 2

REPRESENTATIONS AND WARRANTIES

2.1 Representations and Warranties of Seller and Stockholder. The Seller and the Stockholder jointly and severally represent and warrant to, and agree with, the Buyer as of the date hereof as follows, except as set forth in the disclosure schedules to be delivered by Seller and attached to this Agreement (the “Disclosure Schedules”). The Disclosure Schedules will be arranged for purposes of convenience only, in sections corresponding to the Subsections of this Section 2.1 and will provide exceptions to the representations and warranties contained in Section 2.1 whether or not a specific reference to such Disclosure Schedules are included in a representation and warranty contained in this Section 2.1.

(a) Organization; No Subsidiaries; Ownership of Seller. The Seller is an S-corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation. The Seller does not currently own or control, directly or indirectly, any interest in any other corporation, partnership, trust, joint venture, limited liability company, association, or other business entity. The Seller is not a participant in any joint venture, partnership or similar arrangement. Except for the Stockholder, no other person owns any right, title or interest in or to any capital stock or other equity interest or owns any security that is exercisable or exchangeable for or convertible into any equity interest in the Seller.

(b) Binding Obligation. The Seller has all requisite corporate power and authority to enter into and perform its obligations under this Agreement and to carry out the transactions contemplated hereby. The Seller has duly authorized the execution and delivery of this Agreement and the other transactions contemplated hereby and, no other corporate proceedings on the part of the Seller are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller enforceable in accordance with its terms. The execution, delivery and performance by the Seller of this Agreement does not and will not conflict with, or result in any violation of or default under, any provision of the Certificate of Formation, Bylaws or other comparable agreements or constituent instruments of the Seller or any ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to the Seller the Stockholder or to any of their respective properties or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to the Seller in connection with its execution, delivery or performance of this Agreement.

(c) Purchased Assets. Except for assets disposed of in the ordinary course of business and Excluded Assets, the Purchased Assets consist of all assets which have been used by the Seller in the Business prior to the date hereof. The Purchased Assets are sufficient for the continued conduct of the Business immediately after the Closing in substantially the same manner as conducted immediately prior to the Closing.

(d) Title to Personal Property; Inventory. Except for assets disposed of, or to be disposed of in the ordinary course of business, the Seller has good and marketable title or a valid leasehold interest in all of the personal property included in the Purchased Assets, in each case free and clear of all mortgages, liens, security interests, pledges, charges or encumbrances of any nature whatsoever. All inventory, finished goods, raw materials, work in progress, supplies, and other inventories of the Business (“Inventory”), consists of a quality and quantity usable and salable in the ordinary course of business, except for obsolete, damaged, defective or slow-moving items that have been written off or written down to fair market value or for which adequate reserves have been established. All Inventory is owned by the Seller free and clear of all liens and no Inventory is held on a consignment basis. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive, but are reasonable in the present circumstances of the Business.

(e) Real Property.

(i) Seller does not own any real property.

(ii) Schedule 2.1(e)(ii) sets forth the address of each Leased Real Property (as defined below) and a true, complete and correct list of all leases, subleases and other occupancy agreements (written and oral), including all amendments, extensions, guaranties and other modifications pursuant to which Seller holds any Leased Real Property (the “Real Property Leases”), including the date and the names of the parties to such Real Property Leases. Seller has previously delivered to Buyer true, complete and correct copies of all the Real Property Leases and, in the case of an oral Real Property Lease, a written summary of the material terms thereof. Seller has good and valid leasehold interest in and to all of the Leased Real Property, subject to no liens except for Permitted Liens (as defined below). With respect to each Real Property Lease: (i) no security deposit or portion thereof deposited with respect to such Real Property Lease has been applied in respect of a breach or default under such Real Property Lease which has not been redeposited in full; (ii) Seller does not owe or will owe in the future, any brokerage commissions or finder’s fees with respect to such Real Property Lease; (iii) Seller has not subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof; and (iv) there are no liens on the estate or interest created by such Real Property Lease and Seller has not collaterally assigned or granted any other security interest in such Real Property Lease. For purposes of this Agreement, “Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by Seller including the right to all security deposits and other amounts and instruments deposited by or on behalf of Seller; and “Permitted Liens” means (a) landlord’s, mechanic’s, carrier’s, workmen’s, repairmen’s or other similar statutory liens arising or incurred in the ordinary course of business for amounts which are not due and payable and which shall be paid in full and released at Closing, (b) liens for taxes or assessments and similar charges, which either are not delinquent or not yet due and payable and for which adequate reserves have been established in accordance with GAAP, (c) zoning, building and other land use regulations imposed by governmental authorities having jurisdiction over the Leased Real Property which are not violated by the current use or occupancy of such Leased Real Property or the operation of the Business thereon, and (d) covenants, conditions, restrictions, easements and other similar matters of record affecting title to the Leased Real Property which do not materially impair the occupancy or use of the Leased Real Property by Seller for the purposes for which it is currently used in connection with the Business.

(f) Contracts. Except as set forth in Schedule 2.1(f) and the lease relating to the Seller’s place of business, the Seller is not a party to or bound by any lease, agreement, contract or other commitment which involves the payment or receipt of more than $10,000 per year or that is not cancelable by the Seller on less than 60 days’ notice (collectively, the “Contracts”). Each contract is a valid and binding obligation of the Seller and is in full force and effect. The Seller has performed all material obligations required to be performed by it to date under the Contracts. All Contracts are in the name of the Seller, and all Contracts included in the Assumed Liabilities will be effectively transferred to the Buyer at the time of the Closing. Schedule 2.1(f) lists all Contracts included in the Purchased Assets.

(g) Litigation. There are no lawsuits, claims, proceedings or investigations pending or, to the best knowledge of the Seller or the Stockholder, threatened by or against or affecting the Seller or any of its properties, assets, operations or business which could adversely affect the transactions contemplated by this Agreement or Buyer’s right to utilize the Purchased Assets.

(h) Absence of Changes or Events. Since December 31, 2021, the Business of the Seller has been operated in the ordinary course and there has not been any material adverse change in the financial condition, results of operations, business, assets or prospects of the Seller or the value or condition of the Purchased Assets.

(i) Compliance with Laws. To Seller’s and Stockholder’s knowledge, Seller is not in violation with respect to its operation of the Purchased Assets of any law, order, ordinance, rule or regulation of any governmental authority, except for any violation that would not have a material adverse effect on the Business or its prospects.

(j) Employee Benefit Plans; Commissions. There are no plans of the Seller in effect for pension, profit sharing, deferred compensation, severance pay, bonuses, stock options, stock purchases, or any other form of retirement or deferred benefit, or for any health, accident or other welfare plan, as to which the Buyer will become liable as a result of the transactions contemplated hereby. Seller owes commissions and other amounts to employees as set forth on Schedule 2.1(q), which amounts, for the avoidance of doubt, are included in the Assumed Liabilities.

(k) Environmental Matters. Seller has not received notice of any private or governmental claims, citations, complaints, notices of violation, letters or threatened actions made, issued to or threatened against the Seller by any governmental entity or private or other party for the impairment or diminution of, or damage, injury or other adverse effects to, the environment or public health resulting, in whole or in part, from the ownership, use or operation of any of the Seller’s facilities (whether owned or leased) which may l be occupied or operated by Buyer as a result of the transactions contemplated hereby (the “Property”). The Seller has duly complied with, and, to the Seller’s and Stockholder’s knowledge, without inquiry, the Property is in compliance with, the provisions of all federal, state and local environmental, health and safety laws, codes and ordinances and all rules and regulations promulgated thereunder. The Seller has provided Buyer with true, accurate and complete copies of any written information in the possession of the Seller which pertains to the environmental history of the Property.

(l) Financial Statements. Attached hereto as Schedule 2.1(l) are true, complete and correct copies of the unaudited balance sheet and statement of income for Seller for the years ended December 31, 2020 and 2021 and for the period ended June 20, 2022 (the balance sheet as of June 20, 2022 being the “Most Recent Balance Sheet” and the date of such balance sheet being the “Most Recent Balance Sheet Date”) (such balance sheets and statements being referred to collectively as the “Financial Statements”). Each of the Financial Statements (including the notes thereto, if any) are true, complete and correct, have been prepared from, and are consistent with, the books and records of Seller (which are correct and complete in all material respects), and present the financial condition of the Seller in accordance with the Seller’s historical practices as of the dates thereof and the operating results and cash flows for the periods of Seller then ended. Seller does not have any indebtedness for borrowed money pertaining to the Business except for indebtedness that will be paid off at Closing in accordance with Section 1.5.

(m) Absence of Undisclosed Liabilities. Seller does not have any liability or obligation, other than (a) liabilities set forth on the liabilities side of the Most Recent Balance Sheet, (b) liabilities and obligations which have arisen after the Most Recent Balance Sheet Date in the ordinary course of business or (c) liabilities or obligations which are not material to Seller, the Business or the Purchased Assets.

(n) Taxes. Seller has timely filed all tax returns that it was required to file with the appropriate governmental authorities in all jurisdictions in which such returns are required to be filed. All such tax returns accurately and correctly reflect the taxes of Seller for the periods covered thereby and are complete in all material respects. All taxes owed by Seller, or for which Seller may be liable (whether or not shown on any tax return), have been or will be timely paid. Seller is not currently the beneficiary of any extension of time within which to file any tax return. No claim has ever been made by an authority in a jurisdiction where Seller does not file tax returns that Seller is or may be subject to taxation by that jurisdiction. There are no liens on any of the Purchased Assets or assets of Seller that arose in connection with any failure (or alleged failure) to pay any tax.

(o) Investment. The Buyer Shares are being acquired by the Stockholder for his account, for investment purposes and not with a view to the sale or distribution of all or any part of the Buyer Shares, nor with any present intention to sell or in any way distribute the same, as those terms are used in the Securities Act of 1933, and the rules and regulations promulgated thereunder (the “Act”). The Stockholder has sufficient knowledge and experience in financial matters so as to be capable of evaluating the merits and risks of purchasing the Buyer Shares. The Stockholder has reviewed copies of such documents and other information as the Stockholder has deemed necessary in order to make an informed investment decision with respect to its acquisition of the Buyer Shares. The Stockholder understands that the Buyer Shares may not be sold, transferred or otherwise disposed of without registration under the Act or the availability of an exemption therefrom, and that in the absence of an effective registration statement covering the Buyer Shares or an available exemption from registration under the Act, the Buyer Shares must be held indefinitely. Further, the Stockholder understands and has the financial capability of assuming the economic risk of an investment in the Buyer Shares for an indefinite period of time. The Stockholder has been advised by the Company that the Stockholder will not be able to dispose of the Buyer Shares, or any interest therein, without first complying with the relevant provisions of the Act and any applicable state securities laws. The Stockholder understands that the provisions of Rule 144 promulgated under the Act, permitting the routine sales of the securities of certain issuers subject to the terms and conditions thereof, are not currently, and may not hereafter be, available with respect to the Buyer Shares. The Stockholder acknowledges that the Company is under no obligation to register the Buyer Shares or to furnish any information or take any other action to assist the undersigned in complying with the terms and conditions of any exemption which might be available under the Act or any state securities laws with respect to sales of the Buyer Shares in the future. The Stockholder is an “Accredited Investor” as defined in rule 501 (a) of Regulation D of the Act.

(p) Intellectual Property Rights. Except as set forth on Schedule 2.1(p), neither the Seller nor the Stockholder have any patents, trademarks, copyrights or other material intellectual property rights that are used in the Business.

(q) Brokerage. Except as set forth on Schedule 2.1(q), there are and will be no claims for brokerage commissions, finders’ fees or similar compensation in connection with the transactions contemplated by this Agreement based on any arrangement or agreement to which Seller is a party or to which the Business or the Purchased Assets are subject for which Seller or Buyer could become obligated after the Closing.

(r) Labor Matters.

(i) Schedule 2.1(r) sets forth a true, complete and correct list of (i) all employees and contractors of Seller (collectively, the “Employees”) with the name of the employing company of each and the country and state in which the employee normally works, (ii) the position, date of hire, current annual rate of compensation (or with respect to employees compensated on an hourly or per diem basis, the hourly or per diem rate of compensation), including any bonus, contingent or deferred compensation, and estimated or target annual incentive compensation of each such person, (iii) the exempt or non-exempt classification of such person on the Fair Labor Standards Act and any other applicable law regarding the payment of wages; and (iv) the total compensation for each executive and key employee during the fiscal years ending December 31, 2020 and December 31, 2021, in each case including any bonus, contingent or deferred compensation. Current and complete copies of all employment contracts or, where oral, written summaries of the terms thereof, have been delivered or made available to Buyer.

(ii) Seller and any affiliate of Seller (to the extent related to the Business) have not been a party to or otherwise bound by any collective bargaining agreement or relationship with any labor union, works council, trade association, or other such employee representative, have not committed any material unfair labor practice and have not, within the past three years, implemented any plant closing or layoff of employees that could implicate the Worker Adjustment and Retraining Notification Act of 1988, as amended, or any similar foreign, state, provincial or local plant closing or mass layoff Law (collectively, the “WARN Act”).

(s) Affiliate Transactions.

(i) Except as set forth on Schedule 2.1(s), no employee, officer, director or stockholder of Seller or affiliate of Seller, or any person in the immediate family group of any of the foregoing (each, a “Seller Affiliate”) (i) is a party to any agreement, contract, commitment, arrangement, or transaction with Seller or that pertains to the business of Seller other than any employment, non-competition, confidentiality or other similar agreements between Seller and any person who is an officer, director or employee of Seller (each, an “Affiliate Agreement”); or (ii) owns, leases, or has any economic or other interest in any asset, tangible or intangible (including Intellectual Property Rights), that is used in, held for use in, or necessary for the operation of the business of Seller as currently conducted and as currently proposed to be conducted (together with the Affiliate Agreements, collectively the “Affiliate Transactions”).

(ii) As of the Closing, there will be no outstanding or unsatisfied obligations of any kind (including inter-company accounts, notes, guarantees, loans, or advances) between Seller, on the one hand, and a Seller Affiliate on the other hand, except to the extent arising out of the post-Closing performance of an Affiliate Agreement that is in writing and is set forth on Schedule 2.1(s) (and a true, complete and correct copy of which has been provided to Buyer).

(t) Customers, Distributors and Vendors. Schedule 2.1(t) sets forth a complete and accurate list of: (a) all customers of the Business during the 12-month period ended May 31, 2022, showing the approximate total sales to each such customer during such 12-month period and the percentage of the total sales represented by such sales, and (b) the twenty (20) largest vendors of the Business (measured by the aggregate amount purchased by the Seller) during the 12-month period ended May 31, 2022 (each a “Material Vendor”, and collectively, the “Material Vendors”), showing the approximate total spend by Seller from each such vendor during such 12-month period and the percentage of total spend of Seller represented by such spend.  No customer and no such Material Vendor within the last twelve (12) months has canceled or otherwise terminated, or threatened to cancel, or to the knowledge of Seller or the Stockholder, intends to cancel or terminate, its relationship with Seller. No customer within the last twelve (12) months has decreased materially or threatened to decrease or limit materially its business with Seller, or to the knowledge of Seller or the Stockholder, intends to modify materially its relationship with Seller (including changing the terms, whether related to payment, price or otherwise). No such Material Vendor within the last twelve (12) months has increased or threatened to increase the prices charged by such distributor or vendor to Seller for the goods or services provided by such vendor to Seller. The relationship of Seller with each customer and Material Vendor is, to the knowledge of Seller and the Stockholder, satisfactory and there are no unresolved material disputes with any customer or Material Vendor.

(u) Accounts Receivable. All accounts and notes receivable reflected on the Most Recent Balance Sheet are bona fide receivables arising in the ordinary course of business and neither the Seller nor the Stockholder has any actual knowledge that any such accounts receivable are not collectible. Except as set forth on Schedule 2.1(u), there are no liens (other than Permitted Liens) on such receivables or any part thereof and no agreement for deduction, free goods, discount or other deferred price or quantity adjustment has been made with respect to any such receivables by Seller.

(v) Inventory. The inventory of Seller consists of raw materials, manufactured and purchased parts and finished goods saleable or usable in the ordinary course of business. The inventory of Seller is fit and sufficient for the purposes for which it was provided or manufactured and is normal and reasonable in kind and amount in light of the normal needs of the Business as presently conducted. Schedule 2.1(f) lists all items of Inventory included in the Purchased Assets.

(w) Fixed Assets. The fixed assets of Seller are saleable or usable in the ordinary course of business and are fit and sufficient for the purposes for which they were provided or manufactured and are normal and reasonable in kind and amount in light of the normal needs of the Business as presently conducted. Schedule 2.1(f) lists all fixed assets (the “Fixed Assets”) included in the Purchased Assets and each items’s depreciated value.

(x) Warranty Claims. Except as set forth on Schedule 2.1(x), Seller does not provide any express warranties, guaranties or assurances of products and services. For the past five (5) years, (a) there have not been (and there is no basis for alleging) any product recalls, withdrawals or seizures with respect to any of the products marketed, sold or delivered by Seller, and (b) there have not been (and there is no basis for alleging) any material claims against Seller alleging any defects or other deficiency (whether of design, materials, workmanship, labeling instructions or otherwise) in Seller’s services or products, or alleging any failure of the products or services of Seller to meet applicable specifications, warranties or contractual commitments.

(y) Credit Cards. All credit cards issued to or in the name of the Company, and the balances thereof, are set forth on Schedule 2.1(y).

(z) Full Disclosure. To the best knowledge of the Seller and the Stockholder, no representation or warranty by Seller in this Agreement and no statement contained in the Schedules to this Agreement or any certificate or other document furnished or to be furnished to Buyer pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

2.2 Representations and Warranties of Buyer. The Buyer represents and warrants to, and agrees with, the Seller and the Stockholder as follows:

(a) Organization. The Buyer is a corporation duly incorporated and in good standing under the laws of the State of Nevada.

(b) Binding Obligation. The Buyer has all requisite corporate power and authority to enter into and perform its obligations under this Agreement. All corporate acts and other proceedings required to be taken by Buyer to authorize the execution, delivery and performance by Buyer of this Agreement and the transactions contemplated hereby, have been duly and properly taken. This Agreement has been duly executed and delivered by Buyer and constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. The execution, delivery and performance by Buyer of this Agreement does not and will not conflict with, or result in any violation of, any provision of the Certificate of Incorporation or Bylaws of Buyer, or any provision of any law, ordinance, rule, regulation, judgment, order, decree, agreement, instrument or license applicable to Buyer or to its respective property or assets. No consent, approval, order or authorization of, or registration, declaration or filing with, any court, administrative agency or commission or other governmental authority or instrumentality, domestic or foreign, is required by or with respect to Buyer in connection with its execution, delivery or performance of this Agreement.

(c) Full Disclosure. To the best knowledge of the Buyer, no representation or warranty by Buyer in this Agreement and no statement contained in any schedule to this Agreement or any certificate or other document furnished or to be furnished to the Seller or the Stockholder pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

article 3

INTERIM COVENANTS

During the period from the date of this Agreement and continuing until the Closing, the Seller and the Stockholder each agree (except as expressly contemplated by this Agreement or to the extent that Buyer shall otherwise consents in writing) that:

3.1 Ordinary Course. The Seller and the Stockholder shall carry on the Seller’s Business in the usual, regular and ordinary course in substantially the same manner as heretofore conducted and, to the extent consistent with such business, use commercially reasonable efforts consistent with past practice and policies to preserve intact its present business organization, keep available the services of its present officers and key employees, preserve its relationships with customers, suppliers and others having business dealings with it to the end that its goodwill and ongoing business shall be unimpaired as a result of the transactions contemplated hereby and refrain from making any distributions of cash or other portions of the Purchased Assets to the Stockholder other than normal expense reimbursements consistent with past practice and without material increase in levels.

3.2 Access to Information. Seller shall afford to Buyer and to Buyer’s accountants, counsel and other representatives, at Buyer’s sole cost and expense, reasonable access during normal business hours during the period prior to the Closing to all its books and records, and, during such period, Seller shall furnish promptly to Buyer all information concerning its business, properties and personnel as Buyer may reasonably request. The Seller will also grant the Buyer access to sales representatives and support staff at a mutually agreeable time. Buyer will hold such information in confidence until such time as such information otherwise becomes publicly available and in the event of termination of this Agreement for any reason Buyer shall promptly return, or cause to be returned, to Seller all nonpublic documents obtained from Seller which it would not otherwise have been entitled to obtain; and shall use the information only for purposes of the transactions contemplated hereby and not in any other manner whatsoever. Whenever Buyer desires information pursuant to this Section 3.2, Buyer shall request such information from the Seller and provide Seller with sufficient time to allow Buyer or its representatives to visit Seller’s place of business and review and copy such information.

3.3 Exclusivity. In consideration of the substantial investment of time and resources that the Buyer will make in connection with its due diligence investigation of the Purchased Assets and the Seller, the Stockholder and the Seller jointly and severally agree, that, for a period ending on August 6, 2022 (the “Exclusivity Period”), neither the Seller nor the Stockholder shall and shall cause their respective employees, affiliates, directors, or representatives not to, directly or indirectly, provide information regarding the Seller to, or initiate, negotiate, or hold any discussions or enter into any understanding or agreement with, any party other than the Buyer with respect to any Competitive Transaction (as defined below). To the extent such discussions or negotiations are on-going, they will be terminated. In addition, the Seller and the Stockholder each agree to immediately communicate to the Buyer the terms of any proposal relating to a Competitive Transaction received by the Seller or the Stockholder, or the employees, directors, or representatives of any of such parties during the Exclusivity Period. For purposes of this Letter, a “Competitive Transaction” is a transaction involving, directly or indirectly, the acquisition of all or any material portion of the assets of, or of any of the outstanding equity interests in, the Seller regardless of the structure of any such acquisition, or the authorization of any advisors of the Seller to take any action for the purposes of advancing any such acquisition with any party other than the Buyer or any other material transaction that is inconsistent with this Agreement.

3.4 Notification of Certain Matters. From the date of this Agreement through the earlier of the Closing and the termination of this Agreement in accordance with its terms, Buyer and Seller shall give each other prompt notice in writing of: (a) the occurrence, or failure to occur, of any result, occurrence, fact, change, event or effect which occurrence or failure could, individually or in the aggregate, reasonably be expected to cause any of such party’s representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect; (b) the failure by such party to comply with or satisfy in any respect any covenant, condition or agreement required to be complied with or satisfied by it under this Agreement; (c) any results, occurrences, facts, changes, events or effects has had, or would, individually or in the aggregate, reasonably be expected to have (i) a material adverse effect on the Business or the Seller or (ii) a material adverse effect on such party’s ability to consummate the transactions contemplated by this Agreement in a timely manner; or (d) any actions, suits, claims, investigations, audits or proceedings commenced or, to the knowledge of such party, threatened against the notifying party or otherwise affecting the notifying party, which relate to the consummation of the transactions contemplated by this Agreement.

article 4

ADDITIONAL AGREEMENTS

4.1 Expenses. Whether or not the transactions contemplated hereby are consummated, all costs and expenses incurred by the Buyer, the Seller or the Stockholder in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs; provided, however, that if the Closing occurs, the Stockholder shall be responsible for and pay any and all transaction related expenses of the Seller if the Seller does not pay such expenses and none of such expenses shall be due and payable by the Seller following the Closing.

4.2 Press Release; Communications. None of the parties hereto shall issue a press release or other publicity announcing the sale of the Purchased Assets or any other aspect of the transactions contemplated hereby without the prior written approval of the other party, unless such disclosure is required by applicable law or unless such disclosure is made by the Buyer or its affiliates following the Closing. The Seller and the Stockholder acknowledge that the Buyer may be required by federal securities laws to disclose the material terms of this Agreement through the filing with the SEC of a Current Report on Form 8-K and that the Buyer may attach a copy of this Agreement as an exhibit to such Current Report or as an exhibit to the Buyer’s next Quarterly Report on Form 10-Q. The parties agree to work together to develop a communication and client positioning strategy to ensure maximum retention of clients of the Business. The Stockholder will communicate this transaction as a win-win strategic alliance that is beneficial for all parties including customers, when communicating with all external stakeholders.

4.3 Confidentiality. Negotiations between the parties and all information received by the parties in the course of negotiations and prior to the closing of the transaction shall be kept in strict confidence pending completion of the transaction and there shall be no disclosure that any agreement has been entered into, without all parties’ written consent except to the extent required by applicable law, including the Securities Exchange Act of 1934, as amended. All parties acknowledge they have executed and will continue to be bound until Closing by the Mutual Nondisclosure Agreement dated April 15, 2022. As of the Closing, each of the Seller and the Stockholder will treat and hold as such all of the Confidential Information, refrain from using any of the Confidential Information except in connection with this Agreement, and deliver promptly to the Buyer or destroy, at the request and option of the Buyer, all tangible embodiments (and all copies) of the Confidential Information which are in his or its possession.  In the event that either the Seller or the Stockholder is requested or required (by oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand, or similar process) to disclose any Confidential Information, that party will notify the Buyer promptly of the request or requirement so that the Buyer may seek an appropriate protective order or waive compliance with the provisions of this Section 4.3.  If, in the absence of a protective order or the receipt of a waiver hereunder, either the Seller or the Stockholder is, on the advice of counsel, compelled to disclose any Confidential Information to any tribunal or else stand liable for contempt, that Seller or Stockholder may disclose the Confidential Information to the tribunal; provided, however, that the disclosing Seller or Stockholder shall use his or its best efforts to obtain, at the request of the Buyer, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as the Buyer shall designate.  The foregoing provisions shall not apply to any Confidential Information which is generally available to the public immediately prior to the time of disclosure.

“Confidential Information” means any information concerning the Business and affairs of the Seller that is not generally available to the public and shall include any and all information relating to the price and terms of this Agreement.

4.4 Covenant Not to Compete or Solicit. During the time Buyer employs Stockholder and (i) for a period of six (6) months thereafter with respect to competition and (ii) for a period of twelve (12) months thereafter with respect to solicitation of customers (the “Noncompetition Period”), neither the Seller nor the Stockholder will engage directly or indirectly in any business that is directly competitive with the Business in the United States; provided, however, that no owner of less than 5% of the outstanding stock of any publicly-traded corporation shall be deemed to engage solely by reason thereof in any of its businesses. During the applicable Noncompetition Period, neither the Seller nor the Stockholder shall induce or attempt to induce any customer, or supplier of the Buyer or any affiliate of the Buyer to terminate its relationship with the Buyer or any affiliate of the Buyer or to enter into any business relationship to provide or purchase the same or substantially the same services as are provided to or purchased from the Business which might harm the Buyer or any affiliate of the Buyer. During the applicable Noncompetition Period, neither the Seller nor the Stockholder shall, on behalf of any entity other than the Buyer or an affiliate of the Buyer, hire or retain, or attempt to hire or retain, in any capacity any person who is, or was at any time during the preceding twelve (12) months, an employee or officer of the Buyer or an affiliate of the Buyer. For purposes of this Section 4.4, an affiliate of the Buyer shall refer to a person or entity, the identity of which is known to Seller or the Stockholder as an affiliate of the Buyer, and which is in the same business as the Business. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Section 4.4 is invalid or unenforceable, the parties agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration, or area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified after the expiration of the time within which the judgment may be appealed. Notwithstanding the foregoing, neither the Seller nor the Stockholder shall be required to comply with this Section 4.4 at any time that the Buyer is in material breach of this Agreement or any of the other Transaction Documents; provided that the Seller and the Stockholder provide the Buyer with written notice of such material breach and a thirty (30) day opportunity to cure such material breach.

4.5 Employee Benefit Matters. Seller shall be responsible for and shall, as of the Closing Date, have fully paid and satisfied in full all other amounts owed to any Employee as of the Closing Date (including, without limitation, all amounts owed through the most recent pay date prior to the Closing Date and all amounts owed to any Employee from and after such most recent pay date through the Closing Date), including payroll, wages, salaries, severance pay, accrued vacation, any employment, incentive, compensation or bonus agreements or other benefits or payments (including without limitation all payments, obligations and other entitlements associated with any Employee Benefit Plan) relating to the period of employment by Seller, or any Affiliate of Seller (to the extent related to the Business) or on account of the termination thereof, and Seller shall indemnify Buyer and hold Buyer harmless from any liabilities or liens thereunder.

4.6 Tax Matters. Seller shall pay any sales, use, transfer tax or similar taxes that may arise out of or result from the transactions consummated pursuant to this Agreement or the Transaction Documents. Following the Closing, Buyer and Seller shall cooperate fully, as and to the extent reasonably requested by the other party and at the expense of the other party, in connection with the filing of any tax returns and any audit, litigation or other proceeding with respect to taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Buyer agrees to retain all books and records with respect to tax matters pertinent to Seller relating to any taxable period beginning before the Closing Date until the expiration of the applicable statute of limitations of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority. Seller and Buyer hereto will cooperate in the preparation and filing of all tax returns and other documents relating to transfer taxes, including any that would relate to an applicable exemption or reduction for such taxes.

article 5

CONDITIONS PRECEDENT

5.1 Conditions to Each Party’s Obligation. The respective obligations of each party hereunder shall be subject to the satisfaction prior to the Closing Date of the following conditions:

(a) Approvals. All authorizations, consents, orders or approvals of, or declarations or filings with, or expiration of waiting periods imposed by, any governmental entity necessary for the consummation of the transactions contemplated by this Agreement shall have been filed, occurred or been obtained.

(b) Legal Action. No action, suit or proceeding shall have been instituted or threatened before any court or governmental body seeking to challenge or restrain the transactions contemplated hereby.

(c) Employment Agreement. The Buyer and the Stockholder shall have entered into a mutually agreeable employment contract which will provide for involvement of the Stockholder as a Regional Vice President for a period of four (4) years following the Closing Date (the “Employment Agreement”), which Employment Agreement shall automatically renew following the expiration of such four-year period unless terminated by the Buyer or the Stockholder in accordance with such Employment Agreement. The Employment Agreement shall provide for annual compensation of $120,000 salary per year, exclusive of travel, entertainment or other approved expenses related to the Business and shall also contain provisions related to termination, non-competition, and non-solicitation.

(d) Sales Representatives’ Agreements. The Buyer and each retained sales representatives shall execute a mutually agreeable employment agreement containing reasonable non-solicitation clauses, consistent with a transaction as set forth in this Agreement.

(e) Closing Documents. The Buyer Shares and all other Transaction Documents to be delivered at the Closing shall be in form and substance reasonably satisfactory to each of the parties.

5.2 Conditions of Obligations of Buyer. The obligations of Buyer to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Buyer:

(a) Representations and Warranties. The representations and warranties of the Seller and the Stockholder set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and Buyer shall have received a certificate signed by the chief executive officer of Seller to such effect.

(b) Performance of Obligations of Seller and Stockholder. The Seller and the Stockholder shall have performed all obligations required to be performed by them under this Agreement prior to the Closing Date, and Buyer shall have received a certificate signed by the chief executive officer of Seller to such effect.

(c) Satisfactory Completion of Due Diligence. The Buyer shall have completed its due diligence review of the Seller and the results thereof shall be satisfactory to the Buyer in its sole discretion, including, among other things, Buyer’s confirmation of the value of the Purchased Assets.

(d) Assumed Contracts. The Buyer shall have confirmed the Assumed Contracts or received satisfactory alternative evidence that the Assumed Contracts are in full force and effect without default.

(e) No Material Adverse Change. Since December 31, 2021, there shall have been no material adverse change in the financial condition, results of operations, business or assets of Seller.

(f) Consents and Actions. All requisite consents of any third parties to the transactions contemplated by this Agreement shall have been obtained.

(g) Release of Interests. Provision satisfactory to Buyer shall have been made for the release, at the cost of Seller, of any lien, charges, security interests or encumbrances which encumber any of the Purchased Assets and the cost of such releases shall be borne by the Seller.

(h) Completion of Transition Plans. Transition, sales and financial plans shall have been completed to the satisfaction of Buyer.

(i) Delivery and Review of Disclosure Schedules. The Seller shall have delivered definitive Disclosure Schedules to this Agreement to the Buyer, together with all documents referred to thereon, in final form within 20 days of the date hereof.  The Buyer shall have 20 days following delivery of such schedules and such documents in which to terminate this Agreement if the Buyer objects to any information contained in such schedules or the contents of any such document and Buyer and Seller cannot agree on mutually satisfactory modifications thereto.

(j) Closing Deliveries. The Seller shall deliver, or cause to be delivered, to Buyer at or prior to the Closing the following documents:

(i) Such certificates, executed by officers of Seller, as Buyer may reasonably request, including a certificate certifying (i) all items of Inventory included in the Purchased Assets as listed on Schedule 2.12.1(f) and (ii) all fixed assets included in the Purchased Assets and each items’ depreciated value as listed on Schedule 2.12.1(f).

(ii) Consents executed by all necessary parties to permit Buyer to assume the Seller’s interest in any contracts acquired among the Purchased Assets.

(iii) A bill of sale and such other documents as may be required to convey all of Seller’s right, title and interest in all personal property included in the Purchased Assets.

(iv) A customary legal opinion of Seller’s counsel.

(v) Such other documents, instruments or certificates as shall be reasonably requested by Buyer or its counsel.

5.3 Conditions of Obligations of Seller. The obligations of the Seller to effect the transactions contemplated hereby are subject to the satisfaction of the following conditions unless waived by Seller:

(a) Representations and Warranties. The representations and warranties of Buyer set forth in this Agreement shall be true and correct in all material respects as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date, and the Seller shall have received a certificate signed by the chief executive officer of the Buyer to such effect.

(b) Performance of Obligations of Buyer. Buyer shall have performed all obligations required to be performed by it and this Agreement prior to the Closing Date, and the Seller shall have received a certificate signed by the chief executive officer of Buyer to such effect.

(c) Consents and Actions. All requisite consents of any third parties or governmental agencies to the transactions contemplated hereby shall have been obtained.

(d) Other Documents. The Seller shall have received the Buyer Shares and such other documents, instruments or certificates as shall be reasonably requested by the Seller or its counsel.

article 6

INDEMNIFICATION

6.1 Survival of Representations and Warranties. All of the representations and warranties of the Seller and the Stockholder contained in this Agreement shall survive the Closing and continue in full force and effect for a period of eighteen (18) months thereafter, provided that the representations and warranties contained in Sections 2.1(b) (Ownership of Seller), Sections 2.1(b) (Binding Obligation), 2.1(d) (Title to Personal Property), 2.1(j) (Employee Benefit Plans), 2.1(k) (Environmental Matters) and 2.1(n) (Taxes) (such representations being referred to herein as the “Fundamental Representations”) shall continue in full force and effect for a period equal to the applicable statute of limitations. The representations and warranties of the Buyer shall survive the Closing and continue in full force and effect for a period equal to the applicable statute of limitations. This Section 6.1 shall survive so long as any representations, warranties or indemnification obligations of any party survive hereunder.

6.2 Indemnification Provisions for Benefit of the Buyer.

(a) Subject to Section 6.1, in the event the Seller or the Stockholder breaches any of its or his respective representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 6.1 above, provided that the Buyer makes a written claim for indemnification against the Seller and the Stockholder pursuant to Section 8.6 below within such survival period, which written claim shall, to the extent possible, specifically identify the basis for indemnification and any relevant facts forming the basis for such claim, then the Seller and the Stockholder agree to indemnify the Buyer from and against the entirety of any Adverse Consequences (as defined below) the Buyer may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Buyer or such affiliate of the Buyer may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach. For purposes of this Agreement, “Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, costs, amounts paid in settlement, liabilities, obligations, taxes, liens, losses, lost value, expenses, and fees, including court costs and attorneys’ fees and expenses.

(b) In addition to the indemnification provided in Section 6.2(a), the Seller and the Stockholder agree to indemnify the Buyer from and against the entirety of any Adverse Consequences the Buyer and any affiliate of the Buyer may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

(i) Any Excluded Liability; and

(ii) Any liability of Seller which is not an Assumed Liability and which is imposed upon the Buyer under any bulk transfer law of any jurisdiction or under any common law doctrine of de facto merger or successor liability so long as such liability arises out of the ownership, use or operation of the assets of the Seller, or the operation or conduct of the Business prior to the Closing.

6.3 Indemnification Provisions for Benefit of the Seller and the Stockholder.

(a) In the event the Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and, if there is an applicable survival period pursuant to Section 6.1 above, provided that any of the Seller or the Stockholder make a written claim for indemnification against the Buyer pursuant to Section 8.6 below within such survival period which written claim shall, to the extent possible, specifically identify the basis for indemnification and any relevant facts forming the basis for such claim, then the Buyer agrees to indemnify the Seller and the Stockholder from and against the entirety of any Adverse Consequences the Seller and the Stockholder may suffer through and after the date of the claim for indemnification (including any Adverse Consequences the Seller and the Stockholder may suffer after the end of any applicable survival period) resulting from, arising out of, relating to, in the nature of, or caused by the breach.

(b) In addition to the indemnification provided in Section 6.3(a), the Buyer agrees to indemnify the Seller and the Stockholder from and against the entirety of any Adverse Consequences any Seller or the Stockholder may suffer resulting from, arising out of, relating to, in the nature of, or caused by:

(i) Any Assumed Liability; or

(ii) Any liability (other than any Excluded Liability) asserted by a third party against any of the Seller or the Stockholder which arises out of the ownership of the Purchased Assets after the Closing or the operation by the Buyer of the business conducted with the Purchased Assets after the Closing Date.

6.4 Limitation on Indemnification. Notwithstanding anything to the contrary in Section 6.2(a) or Section 6.3(a), in no event shall the Buyer have or assert any claim against the Seller or the Stockholder, or the Seller or the Stockholder have or assert any claim against the Buyer based upon or arising out of the breach of any representation or warranty, unless, until and to the extent that the aggregate of all such claims under Section 6.2(a), in the case of claims by the Buyer, or under Section 6.3(a), in the case of claims by the Seller or the Stockholder, exceeds Twenty-Five Thousand Dollar ($25,000) aggregate threshold (at which point the indemnifying party will be obligated to indemnify the indemnified party from and against all such Adverse Consequences relating back to the first dollar). Notwithstanding the foregoing, the threshold limitation expressed in the immediately preceding sentence shall not apply to claims by the Buyer for breach by the Seller or the Stockholder of any of the Fundamental Representations.

6.5 Matters Involving Third Parties.

(a) If any third party shall notify any party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) which may give rise to a claim for indemnification against any other Party (the “Indemnifying Party”) under this Article 6, then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is prejudiced by such delay.

(b) Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given written notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim, (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder, (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief, (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party (it being understood that any Third Party Claim involving a person or entity which is a customer or supplier of the Buyer following the Closing, will be deemed to involve the possibility of such a precedential custom or practice), and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(c) So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with Section 6.5(b) above, (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim, (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(d) In the event any of the conditions in Section 6.5(b) above is or becomes unsatisfied, however, (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith), (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses), and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this Article 6.

6.6 Recoupment. The Buyer shall have the option of recouping all or any part of any Adverse Consequences it may suffer (in lieu of seeking any indemnification to which it is entitled under this Section 6) by notifying the Stockholder that the Buyer is reducing the Installment Payments or Earnout Payments by the amount of such Adverse Consequences.

article 7

TERMINATION, AMENDMENT AND WAIVER

7.1 Termination. This Agreement may be terminated at any time prior to the Closing:

(a) by mutual consent of the Buyer, the Stockholder and the Seller;

(b) by any of the Buyer, the Stockholder or the Seller if there has been a material misrepresentation or breach of covenant or agreement contained in this Agreement on the part of the other and such breach of a covenant or agreement has not been promptly cured after at least fourteen (14) days’ written notice is given;

(c) by Buyer if any of the conditions set forth in Sections 5.1 and 5.2 shall not have been satisfied before the sixtieth (60th) day following the date of this Agreement (the “Outside Date”), or such later date as the Buyer, the Stockholder and Seller shall mutually agree in writing;

(d) by the Seller or the Stockholder if any of the conditions set forth in Section 5.1 or Section 5.3 shall not have been satisfied before the Outside Date, or such later date as the Buyer, Stockholder and Seller shall mutually agree in writing.

7.2 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

article 8

GENERAL PROVISIONS

8.1 Sales Taxes. All sales and use taxes, if any, due under the laws of any state, any local government authority, or the federal government of the United States, in connection with the purchase and sale of the Purchased Assets shall be paid by Buyer.

8.2 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

8.3 Governing Law and Arbitration. This Agreement shall be governed in all respects, including validity, interpretation and effect, by the internal laws of the Commonwealth of Massachusetts without regard to conflict of law principles thereof. Any dispute shall be resolved in the state or federal courts located in the Commonwealth of Massachusetts. The provisions of this Section 8.3 shall survive the entry of any judgment, and will not merge, or be deemed to have merged, into any judgment.

8.4 Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the parties and supersedes any prior understandings, agreements, or representations by or among the parties, written or oral, to the extent they related in any way to the subject matter hereof.

8.5 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the parties named herein and their respective successors and permitted assigns. No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval of the Buyer, the Stockholder and the Seller; provided, however, that the Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its affiliates, (ii) designate one or more of its affiliates to perform its obligations hereunder (in any or all of which cases the Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder), and (iii) collaterally assign any or all of its rights and interests hereunder to one or more lenders of the Buyer.

8.6 Notices.

(a) All notices, requests, claims, demands and other communications among the Parties shall be in writing and given to the respective Parties at their respective addresses set forth on the signature page to this Agreement (or to such other address as the Party shall have furnished to the other Parties in writing in accordance with the provisions of this Section 8.6).

(b) All notices shall be given (i) by delivery in person (ii) by a nationally recognized next day courier service, (iii) by first class, registered or certified mail, postage prepaid, (iv) by facsimile or (v) by electronic mail to the address of the party specified on the signature page to this Agreement or such other address as either party may specify in writing.

(c) All notices shall be effective upon (i) receipt by the party to which notice is given, or (ii) on the fifth (5th) day following mailing, whichever occurs first.

8.7 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

8.8 Specific Performance. Each of the parties acknowledges and agrees that the other parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached. Accordingly, each of the parties agrees that the other parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the parties and the matter, in addition to any other remedy to which they may be entitled, at law or in equity.

[Signature page follows]

IN WITNESS WHEREOF, the Buyer, the Stockholder and the Seller have executed this Agreement as of the date first written above.

BUYER:			SELLER:

STRAN & COMPANY, INC.			TREND PROMOTIONAL MARKETING CORPORATION d/b/a Trend Brand Solutions

By:	/s/ Andy Shape		By:	/s/ Michael Krauser
	Name:	Andy Shape	Name:	Michael Krauser
	Title:	Chief Executive Officer	Title:	President

Address: 2 Heritage Drive, Suite 600			Address: Trend Brand Solutions, 23402 Snook
Quincy, MA 02171			Lane, Building D, Tomball, TX 77375
Attn: Andy Shape			Attention: Michael Krauser
Email: andyshape@stran.com			Email: mike@trendpromo.com

with a copy, which shall not constitute notice to Buyer, to:			with a copy, which shall not constitute notice to Seller, to:

BEVILACQUA PLLC			The Greenwood Law Firm, PLLC
1050 Connecticut Avenue, NW			Attn: Sean Greenwood
Suite 500			1415 North Loop West, Ste. 1250
Washington, DC 20036			Houston, TX 77008
Attention: Louis A. Bevilacqua, Esq.			Email: sean@gwoodlaw.com
Email: lou@bevilacquapllc.com

STOCKHOLDER:

/s/ Michael Krauser
Michael Krauser

Address: 2424 E TC Jester Boulevard, 5205
Houston, TX 77008
Email: mike@trendpromo.com

with a copy, which shall not constitute notice to the Stockholder, to:

The Greenwood Law Firm, PLLC
Attn: Sean Greenwood
1415 North Loop West, Ste. 1250
Houston, TX 77008
Email: sean@gwoodlaw.com